Filed Pursuant to Rule 424(b)(3)File
No. 333-120146

PROSPECTUS SUPPLEMENT
(To Prospectus dated May 6, 2005)

NATIONAL COAL CORP.

Up to 17,188,996 shares of Common Stock

        Our common stock is currently quoted on the Nasdaq Capital Market under the symbol “NCOC.” On February 13, 2006, the last reported sale price of our common stock on the Nasdaq Capital Market was $6.40 per share.

        This prospectus supplement supplements the prospectus dated May 6, 2005 relating to the offer and sale from time to time by certain selling stockholders of up to 17,188,996 shares of our common stock.

        This prospectus supplement should be read in conjunction with the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

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        On December 27, 2005, Steven J. Halpern, a selling shareholder listed in the prospectus, transferred shares of our Series A Convertible Preferred Stock and warrants to purchase shares of our common stock to Halpern Family LLC. Halpern Family LLC then converted the shares of Series A Convertible Preferred Stock into 141,675 shares of our common stock. The warrants transferred by Steven J. Halpern have an exercise price of $8.40 per share and are exercisable immediately through and including August 31, 2006. On December 28, 2005, Mr. Halpern also transferred 108,165 shares of our common stock to Halpern Family LLC. In addition, Mr. Halpern no longer exercises voting and investment authority over 24,011 shares of common stock beneficially owned by Crestview Warrant Fund, LP. The table below reports the common stock beneficially owned by Steven J. Halpern and Halpern Family LLC as of the date of this prospectus supplement. The information appearing under the heading “Selling Shareholders” in the prospectus is hereby amended by the addition or substitution, as applicable, of the following:

	NUMBER OF SHARES BENEFICIALLY OWNED PRIOR TO OFFERING			NUMBER OF SHARES BENEFICIALLY OWNED AFTER OFFERING
NAME OF BENEFICIAL OWNER	NUMBER	PERCENTAGE OF SHARES OUTSTANDING	NUMBER OF SHARES BEING OFFERED	NUMBER	PERCENTAGE OF SHARES OUTSTANDING
OTHER SELLING SHAREHOLDERS:
Steven J. Halpern	--	--	--	--	--
Halpern Family LLC (1)	278,173	1.2	170,008	--	--

(1)	Consists of (i) 249,840 shares of common stock and (ii) 28,333 shares of common stock that may be acquired from us upon exercise of warrants. Steven J. Halpern exercises voting and investment authority over the shares held by this selling shareholder.

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The date of this prospectus supplement is February 14, 2006